Exhibit 99.1

For Immediate Release

Interlink Electronics Announces Restatement of Quarterly Results

Camarillo, California, March 9, 2005 - Interlink Electronics, Inc. (Nasdaq:LINK) today announced its intention to restate its financial results for the first three quarters of 2004 to reflect two matters identified in the course of the 2004 annual audit. The first matter relates to the timing of revenue recognition relating to a significant OEM sale and affects reported results for all three quarters. The second matter relates to an adjustment to inventory value in connection with the Company’s relocation of certain manufacturing operations to China and the ramp-up in sales of new products, including wireless remote products for the Home Entertainment market. This matter affects reported results only for the third quarter. Primarily as a result of these matters, Interlink has also revised its guidance for the fourth quarter of 2004 and the year ended December 31, 2004.

In the first and fourth quarters of 2004, Interlink sold ePad products and related software to a customer under agreements that, at the customer’s request, provided that the products were to be segregated and stored at Interlink’s facilities pending shipment instructions from the customer for delivery to their end-users. Title to the products passed to the customer upon completion of production in the first quarter. The customer undertook an irrevocable obligation to pay for the product in accordance with agreed payment terms, which terms were in no way dependent on shipment. The product contracted for in the first quarter has been fully paid for in accordance with these terms. Interlink initially booked $498,000 of revenue relating to this contract in the first quarter of 2004.

Because the products have been stored at Interlink’s facilities, the transactions fall under accounting rules relating to “bill and hold” contracts. These rules list 16 criteria applicable to whether revenue from bill and hold contracts can be recorded before shipment. One of these criteria is that there must be a fixed date on which all product is to have been shipped. The contract did not contain this provision because (i) the customer was entitled to call for shipment at any time, (ii) payment terms were unrelated to shipment, and (iii) the product had been segregated and a storage fee was being charged by Interlink. Accordingly, the shipment term would have served no business purpose.

In reviewing this contract, Interlink determined that the 16 criteria, including the requirement for a fixed shipment date, constitute “rules” as opposed to “principles” and, accordingly, the failure to meet any one of them causes revenue to be recordable only when shipment occurs. Interlink has decided to restate its quarterly financial statements for the first three quarters of 2004.

Product shipments under this contract occurred in the second and third quarters of 2004. Accordingly, deferral of revenue decreased first quarter revenues and increased second and third quarter revenues.

Interlink continued to record revenue attributable to this contract in the fourth quarter as additional products shipped. “Just as the second and third quarter results were improved as a result of the negative adjustment in the first quarter, the fourth and subsequent quarters have and will benefit from the recognition of revenue from this contract until all products under it have been shipped,” observed E. Michael Thoben, Chairman, CEO and President. “It is also important to note that, from a cash and risk perspective, Interlink was not at any time affected by the facts giving rise to the restatement. We were paid in full and on schedule.”

In the third quarter of 2004, Interlink undertook ramp-ups in its China manufacturing operations and the manufacture of several new products, including wireless remote products for use in controlling advanced viewing devices such as plasma screens, LCDs and front and rear projection televisions. These ramp-ups caused significant changes in Interlink’s purchasing practices and other cost of production elements and required estimates of, among other things, purchase price standards and production yields supporting product cost and inventory value. In the course of conducting inventory tests related to Interlink’s 2004 audit, Interlink’s auditors generated evidence, subsequently confirmed, that Interlink’s product cost estimates had underestimated product purchase and yield cost attributable to third quarter sales and overestimated ending inventory cost and, therefore, inventory value. Based on this information, Interlink has elected to include in the restatement of its third quarter financial results an approximate $1.2 million decrease in inventory value and a corresponding increase in cost of goods sold consistent with the information developed.

The combined results of these restatements are as follows:

For the first quarter, the restatement:

•	Decreases revenue, originally reported at $8.434 million, by $498 thousand (5.9%) to $7.936 million;

•	Decreases gross profit, originally reported at $3.352 million, by $218 thousand (6.5%) to $3.134 million;

•	Decreases net income, originally reported at $317 thousand, by $218 thousand (68.8%) to $99 thousand;

•	Decreases total assets, originally reported at $26.496 million, by $218 thousand (0.8%) to $26.278 million;

•	Decreases stockholders equity, originally reported at $21.515 million, by $218 thousand (1.0%) to $21.297 million; and

•	Decreases fully diluted earnings per share from $0.03 to $0.01.

For the second quarter, the restatement:

•	Increases revenue, originally reported at $8.158 million, by $74 thousand (0.9%) to $8.232 million;

•	Increases gross profit, originally reported at $3.150 million, by $33 thousand (1.0%) to $3.183 million;

•	Increases net income, originally reported at $76 thousand, by $33 thousand (43.4%) to $109 thousand;

•	Decreases total assets, originally reported at $27.127 million, by $185 thousand (0.7%) to $26.942 million;

•	Decreases stockholders equity, originally reported at $22.551 million, by $185 thousand (0.8%) to $22.366 million; and

•	Increases fully diluted earnings per share by less than $0.005.

For the third quarter, the restatement:

•	Increases revenue, originally reported at $9.442 million, by $114 thousand (1.2%) to $9.556 million;

•	Decreases gross profit, originally reported at $3.456 million, by $1.119 million (32.4%) to $2.337 million;

•	Increases net loss, originally reported at $322 thousand, by $1.119 million (347.51%) to $1.441 million;

•	Decreases total assets, originally reported at $41.600 million, by $1.304 million (3.1%) to $40.296 million;

•	Decreases stockholders equity, originally reported at $35.623 million, by $1.304 million (3.7%) to $34.319 million; and

•	Increases fully diluted loss per share from $0.03 to $0.12.

Interlink has not published results for the fourth quarter or the year ended December 31, 2004 but has issued guidance relating to expected revenue and earnings for that period. Fourth quarter 2004 was impacted by the matters described above as follows:

•	Interlink recorded revenue during the quarter resulting from shipments of product under the first quarter bill and hold order. However, revenue from a second bill and hold order that Interlink entered into with the same customer and under the same contract in the fourth quarter will be recorded over time as product is shipped. As a result, Interlink expects that fourth quarter revenues will be approximately $9.6 million.

•	Interlink expects that fourth quarter earnings will be adversely impacted by the decrease in revenues and other audit adjustments. In addition, Interlink incurred more than $720,000 of costs related to mandatory compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result of these factors, Interlink expects to record losses of approximately $1.1 million ($0.08 per diluted share) for the quarter and $2.3 million ($0.19 per diluted share) for the year. Because the audit is not yet complete, these estimates are subject to further change.

Interlink expects to hold a fourth quarter and year-end earnings call during the week of March 14, 2005.

Interlink’s revenue expectations for 2005 are increased by the amount of the revenue not recorded in 2004, as described above.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (Nasdaq: LINK) is a world leader in the design and manufacture of intuitive interface technologies and products for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty components businesses have established Interlink as the industry’s comprehensive source for branded and OEM solutions.

Recognized worldwide for innovative technologies and solutions, Interlink Electronics, Inc. serves a global customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and Taiwan. The Company holds numerous patents protecting its sensor technologies, e-signature technologies, wireless communications protocol and product design properties. See Interlink Electronics online at www.interlinkelectronics.com or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends and future business activities should be considered in light of these factors.

Contact:

Investor Relations Contact: Michelle Lockard mlockard@interlinkelectronics.com (805) 484-8855, ext. 114

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